EXHIBIT  10.1

HOMESTORE, INC.
STOCKHOLDERS AGREEMENT
Dated as of November 29, 2005

i

ii

STOCKHOLDERS AGREEMENT
          THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered as of November 29, 2005, among Homestore, Inc. a Delaware corporation (the “Company”), Elevation Partners, L.P., a Delaware partnership (“Elevation”), and Elevation Employee Side Fund, LLC, a Delaware limited liability company (“Side Fund” and, together with Elevation, the “Investor Stockholders”).
RECITALS
          WHEREAS, the Company and the Investor Stockholders have entered into a Preferred Stock Purchase Agreement, dated as of November 6, 2005 (the “Preferred Stock Purchase Agreement”), pursuant to which the Investor Stockholders purchased an aggregate of 100,000 shares (the “Purchased Shares”) of the Company’s Series B Preferred Stock (as defined below) for an aggregate purchase price of $100 million on the date hereof; and
          WHEREAS, the parties hereto desire to enter into certain arrangements relating to the Company, the Purchased Shares, the other Subject Shares (as defined below) and the Conversion Shares (as defined below).
          NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1.   Certain Defined Terms. As used herein, the following terms shall have the following meanings:
          “Acquisition” means any acquisition (whether by merger, consolidation, tender offer, exchange offer, asset purchase or otherwise) of any security, asset or business of another Person.
          “Agreement” has the meaning assigned to such term in the preamble.
          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person. For the avoidance of doubt, the National Association of Realtors, the Realtors Information Network and their respective Affiliates are not Affiliates of the Company or any of its Subsidiaries.
          “Approved Transaction” means an acquisition of the stock, assets or business of another Person by the Company or any of its Subsidiaries or a strategic alliance or commercial transaction entered into by the Company or any of its Subsidiaries with another Person, which has been approved by a majority of the disinterested Directors of the Board.

          “Approved Stock Plan” means any stock option plan, agreement or arrangement outstanding on the date hereof or any other stock option plan or other equity-based compensation plan of the Company, agreement or other arrangement that has been approved by the Board, which provides for the issuance of Equity Securities to the directors, officers, employees and consultants of the Company or its Subsidiaries for an exercise or purchase price of not less than 85% of the fair market value (as determined in such plan, agreement or arrangement) of the Common Stock on the date of grant or purchase, as the case may be.
          “as converted” means, with respect to any Equity Securities owned by any Investor Stockholder and its Affiliates that are convertible into, or exchangeable or exercisable for Common Stock, such Equity Securities on an as converted, exchanged or exercised basis.
          “beneficial owner” or “beneficially own” has the meaning given to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Common Stock or Preferred Stock or other Voting Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.
          “Board” means the Board of Directors of the Company.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in California.
          “Bylaws” means the Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Restated Certificate.
          “Capital Stock” means any and all shares of capital stock of the Company, including without limitation, any and all shares of Common Stock and Preferred Stock.
          “CALSTRS Agreement” means the Stipulation and Agreement of Settlement between California State Teachers’ Retirement System and the Company, dated as of August 12, 2003.
          “Certificate of Designation” means the Certificate of Designation with respect to the Series B Preferred Stock.
          “Claims” has the meaning assigned to such term in Section 4.6(a).
          “Confidentiality Agreement” means the Confidentiality Agreement, dated April 19, 2005, between the Company and Elevation Associates, L.P.
          “Committee Qualification Requirements” has the meaning assigned to such term in Section 2.2.

          “Common Stock” means the Common Stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
          “controlling person” has the meaning assigned to such term in Section 4.6(a).
          “Conversion Shares” means the shares of Common Stock that may be issued upon the conversion of the Subject Shares as provided for in the Certificate of Designation.
          “Demand Party” has the meaning assigned to such term in Section 4.2(a).
          “Designated Stockholder” means Elevation.
          “Director” means any member of the Board.
          “Dispute” has the meaning assigned to such term in Section 6.12(a).
          “Divestiture” means any sale, lease, license, assignment, encumbrance, transfer or disposition of any securities, assets (including any intellectual property) or business of the Company or any of its Subsidiaries (including but not limited to any spin-off or in-kind distribution).
          “EBITDA” means, with respect to the Company, on a consolidated basis, consolidated net income (as calculated in accordance with GAAP and using accounting policies, procedures and principles consistent with past practice) plus, to the extent deducted in determining consolidated net income, (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense and (d) amortization of intangibles and organization costs, minus to the extent included in determining such consolidated net income, (i) interest income, (ii) extraordinary income, (iii) other non-cash income, for the trailing twelve months as of the date hereof, and (iv) unusual or non-recurring revenues or expenses that are calculated in a manner consistent with past practice and are reasonably demonstrable to be non-recurring in nature, based on the most recent quarterly, or if more recent, monthly financial statements provided pursuant to Section 2.4, for the trailing twelve months as of a specified date for the calculation thereof.
          “Elevation Entity” means any of: (i) Elevation, (ii) Elevation Employee Side Fund, LLC, (iii) Elevation Associates, L.P., the sole general partner of Elevation, (iv) Elevation Associates, LLC, the sole general partner of Elevation Associates, L.P. and of Elevation GP Participants, LP, (v) Elevation GP Participants, LP, a limited partner of Elevation Associates, L.P. and (vi) Elevation Management, LLC, the sole management company to Elevation, in each case so long as, with respect to such entity, such entity is under common control with the other Elevation Entities.
          “Equity Securities” means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares (including the Subject Shares and the Conversion Shares).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.
          “Holder” means the Investor Stockholders (including any Transferees that have become Investor Stockholders) entitled to the rights of Article IV.
          “HSR Act” has the meaning assigned to such term in Section 5.2.
          “incur” means, directly or indirectly, to incur, refinance, create, assume, guarantee or otherwise become liable.
          “Indebtedness” means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property or representing any hedging obligations, except any such balance that constitutes an accrued expense or trade payables and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person.
          “Indemnified Parties” has the meaning assigned to such term in Section 4.6(c).
          “Investor Director” means any Director designated or nominated for election to the Board by an Investor Stockholder pursuant to Section 2.1 of this Agreement.
          “Investor Stockholder” has the meaning assigned to such term in the preamble and includes each other Person that becomes an Investor Stockholder pursuant to Section 3.1(c).
          “Junior Securities” has the meaning assigned to such term in the Certificate of Designation.
          “Junior Securities Basket” has the meaning assigned to such term in Section 2.3(e).
          “Law” has the same meaning assigned to such term in the Preferred Stock Agreement.

          “Maximum Number of Directors” has the meaning assigned to such term in Section 2.1(a).
          “NASDAQ” means The NASDAQ National Market.
          “NASD” means the National Association of Securities Dealers, Inc.
          “Permitted Representatives” has the meaning assigned to such term in Section 2.5.
          “Permitted Transferee” means (i) an Elevation Entity’s directors and officers, (ii) any Elevation Entity, (iii) any corporation, partnership or limited liability company which is and continues to be a controlled Affiliate of any Elevation Entity, and (iv) after the 18-month anniversary of the Closing Date, any partner or member of an Elevation Entity in connection with a pro rata distribution or similar Transfer to, as the case may be, its partners or members. In the event that such a corporation, partnership or limited liability company subsequent to a Transfer hereunder ceases to be such a controlled Affiliate, or in the event that any Elevation Entity ceases to meet the definition thereof as described in clause (ii) above, such event shall be considered a Transfer and shall be subject to the terms hereof with respect thereto, including Section 3.1.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
          “Pre-Emptive Amount” has the meaning assigned to such term in Section 5.1(c).
          “Pre-Emptive Right” has the meaning assigned to such term in Section 5.1(a).
          “Pre-Emptive Rights Notice” has the meaning assigned to such term in Section 5.1(b).
          “Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
          “Preferred Stock Purchase Agreement” has the meaning assigned to such term in the recitals.
          “Pro Forma Debt and Preferred Stock Ratio” means, after giving effect to a transaction or a series of related transactions, the ratio of (x) the pro forma aggregate principal and accrued interest of indebtedness of the Company and its Subsidiaries, plus the pro forma aggregate liquidation preference and accrued dividends of Preferred Stock of the Company and its Subsidiaries (including the Series A Preferred Stock and Series B Preferred Stock), to (y) the pro forma EBITDA as of the consummation of such transaction or such series of related transactions, with only those adjustments permitted or required by Regulation S-X promulgated by the SEC.

          “Public Offering” means a public offering of shares of Common Stock pursuant to an effective registration statement (other than on Form S-4, Form S-8 or their equivalent) under the Securities Act.
          “Purchased Shares” has the meaning assigned to such term in the recitals.
          “Registrable Securities” means the Conversion Shares held by any Holder and any Common Stock which may be issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any recapitalization, reclassification, merger, consolidation, exchange or other similar reorganization with respect to the Conversion Shares. As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale by the Holder of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (iii) such securities shall have ceased to be outstanding. For purposes of this Agreement, any required calculation of the amount of, or percentage of, Registrable Securities shall be based on the number of shares of Common Stock which are Registrable Securities, including shares issuable upon the conversion, exchange or exercise of any security convertible, exchangeable or exercisable into Common Stock.
          “Registration Expenses” means any and all expenses incident to performance of or compliance with Article IV of this Agreement, including (i) all SEC and securities exchange or NASD registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Section 2720 of the bylaws of the NASD, and of its counsel), (ii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities and any escrow fees), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or NASD pursuant to Section 4.3(g)(i) and all rating agency fees, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (vi) the reasonable fees and disbursements of counsel for the Company, (vii) the reasonable fees and disbursements of counsel selected pursuant to Section 4.8 not to exceed $60,000 in connection with any registration statement, (viii) any fees and disbursements of underwriters customarily paid by the issuers, including liability insurance if the Company so desires, but excluding fees and disbursements customarily paid by sellers of securities who are not issuers of such securities, underwriting discounts, commissions and transfer taxes, if any, and (ix) the expenses incurred in connection with any road show undertaken pursuant to Section 4.3(q) (including the reasonable out-of-pocket expenses of any Holder).
          “Representatives” has the meaning assigned to such term in Section 5.5.
          “Restated Certificate” means the Restated Certificate of Incorporation (including the Certificate of Designation) of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.
          “SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Seller Indemnified Parties” has the meaning assigned to such term in Section 4.6(a).
          “Series A Preferred Stock” means the Preferred Stock of the Company that is designated as Series A Preferred Stock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization (other than the Common Stock upon conversion thereof as contemplated by the Restated Certificate).
          “Series B Preferred Stock” means the Preferred Stock of the Company that is designated as Series B Convertible Participating Preferred Stock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization (other than the Conversion Shares upon conversion thereof as contemplated by the Certificate of Designation).
          “Significant Subsidiary” has the meaning given to that term in Rule 1-02 of Regulation S-X promulgated by the SEC.
          “Subject Shares” means (i) the Purchased Shares and (ii) the shares of Series B Preferred Stock issued for the payment of in-kind dividends on the Purchased Shares as provided for in the Certificate of Designation with respect to the Series B Preferred Stock.
          “Subsidiary” means, with respect to a party, any corporation, partnership, trust, limited liability company or other entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest or similar position in such entity.
          “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person and an event described in the last sentence of the definition of

Permitted Transferee. For purposes of clarity, a conversion of the Subject Shares into Conversion Shares is not a Transfer.
          “Transferee” means any Person to whom any Investor Stockholder or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.
          “Voting Securities” means, at any time, shares of any class of Equity Securities of the Company which are then entitled to vote in the election of Directors.
          SECTION 1.2.   Other Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Preferred Stock Purchase Agreement.
ARTICLE II
CORPORATE GOVERNANCE AND INFORMATION RIGHTS
          SECTION 2.1.   Board Representation.
          (a) Effective as of the Closing, the Board shall be comprised of no more than eleven (11) Directors; provided that the size of the Board may be decreased to the extent that the Designated Stockholder’s right to designate the maximum number of Directors pursuant to this Section 2.1(a) is not prejudiced by application of the first proviso at the end of this Section 2.1(a); provided further that the size of the Board may be increased pursuant to Section 2.1(d). The Designated Stockholder shall have the right to designate or nominate (as applicable) a maximum of either two (2) Directors or one (1) Director to the Board as follows:
     (i) For so long as the Investor Stockholders hold at least two-thirds of the Purchased Shares issued on the Closing Date (as adjusted for stock splits, combinations, reclassifications and similar transactions but not conversion), the Designated Stockholder shall have the right to designate no more than two (2) Directors to the Board that the holders of Series B Preferred Stock are entitled to elect pursuant to Section 4(c) of the Certificate of Designation;
     (ii) For so long as the Investor Stockholders hold at least one-third, but less than two-thirds, of the Purchased Shares issued on the Closing Date (as adjusted for stock splits, combinations, reclassifications and similar transactions but not conversion), the Designated Stockholder shall have the right to designate no more than one (1) Director to the Board that the holders of Series B Preferred Stock are entitled to elect pursuant to Section 4(c) of the Certificate of Designation;
     (iii) Following the conversion of any Purchased Shares into Conversion Shares (and without duplication of the Board seats provided in clause (i) or (ii) above), for so long as the Investor Stockholders hold at least a number of Conversion Shares equal to two-thirds of the Purchased Shares issued on the Closing Date on an as-converted basis (as adjusted for stock splits, combinations, reclassifications and similar transactions), the Designated Stockholder shall have the right to nominate two (2) Directors for election to the Board (and no more than a maximum of two (2) Directors giving effect to any rights exercised under clause (i) or (ii) above); and
     (iv) Following the conversion of any Purchased Shares into Conversion Shares (and without duplication of the Board seats provided in clauses (i) and (ii) above), for so long as the Investor Stockholders hold a number of Conversion Shares equal to less than two-thirds but at least one-third of the Purchased Shares issued on the Closing Date (as adjusted for stock splits, combinations, reclassifications and similar transactions) on an as-converted basis, the Designated Stockholder shall have the right to nominate one (1) Director for election to the Board (and no more than a maximum of two (2) Directors giving effect to any rights exercised under clause (i) or (ii) above);
provided that notwithstanding the foregoing, the rights of the Designated Stockholder in this Section 2.1(a) shall be subject to applicable NASDAQ rules to the extent required such that the Common Stock shall continue to be listed on NASDAQ; provided, further, that in connection with an Approved Transaction pursuant to which the Company issues shares of Common Stock as consideration in the transaction, the maximum number of Investor Directors that the Designated Stockholder is entitled to designate or nominate immediately prior to such transaction (the “Maximum Number of Directors”) may be reduced following the consummation of such transaction, at the election of the Company, to a number of Investor Directors (rounded to the nearest whole number) equal to (x) the Maximum Number of Directors multiplied by (y) the aggregate percentage ownership of the Company following the consummation of such transaction owned on a fully diluted basis by the holders of Capital Stock of the Company immediately prior to such transaction (provided that in no event may the Maximum Number of Directors be reduced to below one (1) Investor Director by application of this proviso although it shall remain subject to reduction pursuant to clauses (i) through (iv) of Section 2.1(a)); and provided, further, that in any event such rights shall terminate on the seventh (7th) anniversary of the date hereof.
          (b) For so long as the Designated Stockholder has the right to designate or nominate at least one (1) director pursuant to Section 2.1(a), the Company at all times shall take such action as may be required under applicable Law, NASDAQ rules, the Restated Certificate and the Bylaws to cause the Board to consist of the number of Directors specified in clause (a) and, subject to the Designated Stockholder’s compliance with Section 2.1(e) to include on the Board or in the slate of nominees recommended by the Board such persons designated or nominated, as the case may be, by the Designated Stockholder pursuant to this Section 2.1.
          (c) For so long as the Designated Stockholder has the right to designate or nominate at least one (1) director pursuant to Section 2.1(a), in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Investor Director, the Designated Stockholder may designate or nominate, as applicable, another individual to be elected to fill the vacancy created thereby, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.
          (d) For so long as the Designated Stockholder has the right to designate or nominate at least one (1) director pursuant to Section 2.1(a), without the prior written consent of the Designated Stockholder, the Company agrees not to take any action that would cause the number of Directors constituting the entire Board to be greater than 11; provided that the entire Board may be increased to the extent the Company is obligated to designate or nominate one or more Directors to the Board pursuant to an Approved Transaction. Thereafter, the number of Directors may be established by the Board in accordance with the Restated Certificate, By-Laws and applicable Law.
          (e) Any Director designated or nominated by the Designated Stockholder shall be, at all times during which such Person serves as a Director, a present or former full-time general partner, managing director or principal of Elevation Management, LLC, shall not be (or be a representative of or otherwise Affiliated with) a competitor of the Company as determined in good faith by the Board, and shall otherwise be reasonably acceptable to the Company’s Governance and Nominating Committee as determined in good faith. The initial Investor Directors shall be Roger McNamee (as a Class I Director until the declassification of the Board in 2008) and Fred Anderson (as a Class II Director until the declassification of the Board in 2008) and shall be required to stand for re-election at the Company’s 2006 or 2007 annual general meeting of stockholders, as the case may be. The Designated Stockholder shall notify the Company of each proposed Investor Director, in writing, a reasonable time in advance of the mailing of any proxy statement, information statement or registration statement in which any Board nominee or Board member of the Company would be named (which in the event of any proxy statement relating to an annual meeting of stockholders of the Company shall be no later than 30 days prior to the first anniversary of the mailing of the proxy statement related to the previous year’s annual meeting of stockholders), together with all information concerning such nominee reasonably requested by the Company, so that the Company may determine whether such nominee complies with the above qualifications and so that the Company can comply with applicable disclosure rules; provided that in the absence of such notice, the Designated Stockholder shall be deemed to have designated or nominated the same Investor Directors as set forth in the most recent notice delivered to the Company pursuant to this Section 2.1(e).
          (f) All obligations of the Company pursuant to Section 2.1 shall terminate, and, unless otherwise requested by the Board (which request shall not be deemed to affect the termination of the right to nominate or designate Investor Directors pursuant to Section 2.1(a)), the Designated Stockholder shall cause all of the Investor Directors to resign promptly from the Board, immediately when the Designated Stockholder no longer has the right to designate or nominate at least one (1) director pursuant to Section 2.1(a). In addition, the Designated Stockholder shall cause any excess Investor Directors to resign promptly at any time that there exist more Investor Directors than the Designated Stockholder is entitled to nominate or designate pursuant to Section 2.1(a), unless otherwise requested by the Board (which request shall not be deemed to affect the termination of the right to nominate or designate Investor Directors pursuant to Section 2.1(a)). Without prejudice to the foregoing, at any such time, no Investor Directors shall vote or exercise any other rights or powers of office during the period pending resignation. Any vacancy created by such resignation may be filled by the Board of Directors or the stockholders of the Company in accordance with the Restated Certificate, the By-Laws and applicable Law. The Company may implement this provision by requiring the execution and delivery of resignation letters subject to termination of designation or nomination rights.

          SECTION 2.2.   Board Committees. Subject to the requirements of applicable Law, NASDAQ rules, the CALSTRS Agreement and Committee Qualification Requirements, for as long as the Designated Stockholder is entitled to designate or nominate at least one (1) Investor Director pursuant to Section 2.1(a): (a) at least one (1) Investor Director shall be entitled to serve on each regular committee of the Board, and (b) where the requirements of applicable Law, NASDAQ rules, the CALSTRS Agreement or Committee Qualification Requirements prohibit such service on a regular committee of the Board, the Designated Stockholder shall be entitled to have at least one (1) Investor Director be a Board observer on such Board committee. Notwithstanding any such observer status, any committee may hold executive sessions at which the observer is not permitted to be present and may withhold information from the observer in order to avoid any conflict of interest or in light of corporate governance concerns, or to comply with applicable Laws, NASDAQ rules and the CALSTRS Agreement, in each case as reasonably determined by such committee. For purposes of this Section 2.2, “Committee Qualification Requirements” shall mean that the Investor Director shall, in the good faith judgment of the Board, meet at all times during the Investor Director’s service on a particular committee: (i) all independence requirements applicable to companies listed for quotation on the NASDAQ National Market (or stock exchange if the Company’s shares are listed on a stock exchange) for members of the particular committee, (ii) be free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the particular committee, and (iii) in the case of the Management Development and Compensation Committee, be a “non-employee director” (within the meaning of Rule 16b-3 promulgated under the Exchange Act) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder).
          SECTION 2.3.   Consent Rights. For as long as the Designated Stockholder is entitled to designate or nominate at least one (1) Investor Director pursuant to Section 2.1(a)(i) or 2.1(a)(ii), in addition to any vote or consent of the stockholders of the Company required by Law, NASDAQ rules, the Restated Certificate or the Bylaws, the consent in writing of the Designated Stockholder shall be necessary for authorizing, effecting or validating the following actions by the Company:
          (a) the incurrence of additional Indebtedness by the Company or any of its Subsidiaries in excess of an amount equal to 2 times EBITDA as of such incurrence; provided, however, that in connection with an Acquisition that is an Approved Transaction, the Company or any of its Subsidiaries may incur Indebtedness of up to 3 times EBITDA as of the consummation of such Acquisition that is an Approved Transaction; and provided, further, that notwithstanding the foregoing, the Company may incur (i) Indebtedness to refinance, replace or restructure existing Indebtedness in an amount not in excess of the principal, plus premium, if any, and accrued interest on such existing Indebtedness and (ii) up to $25,000,000 in Indebtedness, in the aggregate, for corporate purposes (provided that the Indebtedness incurred pursuant to the foregoing clause (ii) will be included in the calculations of this clause (a));
          (b) any Acquisition, Divestiture, recapitalization, reclassification of the securities of, or reorganization of the Company or any of its Subsidiaries, if such Acquisition, Divestiture, recapitalization, reclassification, or reorganization, after giving effect to such transaction or series of related transactions, would result in the greater of (i) a Pro Forma Debt and Preferred Stock Ratio in excess of 5:1 and (ii) a Pro Forma Debt and Preferred Stock Ratio that is in excess of 5:1 and is greater than the Pro Forma Debt and Preferred Stock Ratio immediately prior to such transaction or series of related transactions; provided that such consent shall not apply in the event that in connection with such transaction or transactions, the Company is required to make a “Change in Control Offer,” as defined in Section 7(a) of the Certificate of Designation;
          (c) unless the Board determines, after consultation with outside counsel, that an action is reasonably required in order for the Board to comply with its fiduciary duties under applicable Law taking into account, to the extent required, the Company’s creditors (including the holders of Preferred Stock), (A) any voluntary filing, or voluntary consent by answer or otherwise to the filing against the Company or any of its Subsidiaries of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar Law of any jurisdiction, (B) any assignment for the benefit of the creditors of the Company or any of its Subsidiaries, (C) any consent to the appointment of a custodian, receiver, trustee or liquidator with similar powers with respect to it or with respect to any substantial part of its property, or (D) any corporate action for the purpose of any of the foregoing;
          (d) enter into any direct or indirect transaction or series of related transactions in excess of $100,000 other than on arms-length terms by the Company or any of its Subsidiaries with an Affiliate of the Company or a family member or an Affiliate thereof or any entity in which an Affiliate has an interest as a director, officer, or greater than 5% stockholder (including without limitation, the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement), but excluding transactions that (i) are available to the employees or stockholders generally, (ii) involve employee benefit plans, executive compensation, director compensation, indemnification agreements, or similar transactions, (iii) reimbursement and advancement of business expenses, relocation expenses and similar expenses incurred by directors or employees in the ordinary course of business, and (iv) the reimbursement of expenses and similar payments pursuant to agreements or arrangements with employees to the extent disclosed in the Company’s proxy statement on Schedule 14A filed on May 24, 2005 (including renewals and extensions thereof on substantially similar terms);
          (e) any (A) declaration, setting side or payment of any dividends on, or making any other distributions (whether in cash, securities or other property) in respect of, any Junior Securities or (B) repurchase, redemption or other acquisition of any Junior Securities, except that clauses (A) and (B) shall not apply until the sum of such declarations, settings aside, payments, repurchases, redemptions or acquisitions, since the date hereof, equals at least $10 million (the “Junior Securities Basket”); provided that clause (A) and the Junior Securities Basket shall not apply to a dividend of solely Common Stock or Junior Securities of the Company; provided, further, that clause (B) and the Junior Securities Basket shall not apply to (i) repurchases of the Company’s Common Stock pursuant to any publicly announced share repurchase program approved by the Board, in the aggregate, of up to $20 million, (ii) repurchases of the Company’s Common Stock pursuant to any Approved Stock Plan and (iii) the issuance of rights pursuant to a shareholder rights plan adopted by the Board (provided that any

Common Stock issuable upon conversion of the Series B Preferred Stock would be entitled to such rights) or the redemption of rights issued pursuant to such a shareholder rights plan;
          (f) unless the Board determines, after consultation with outside counsel, that an action is reasonably required in order for the Board to comply with its fiduciary duties under applicable Law, taking into account, to the extent required, the Company’s creditors (including the holders of Preferred Stock), any dissolution, liquidation or winding-up of the Company; and
          (g) any authorization of, entering into an agreement for, or the commitment to agree to take any of, any of the foregoing actions.
Notwithstanding the foregoing, the rights of the Designated Stockholder in this Section 2.3 shall be subject to applicable NASDAQ rules to the extent required such that the Common Stock shall continue to be listed on NASDAQ.
          SECTION 2.4.   Information Rights. (a) For so long as the Designated Stockholder is entitled to designate or nominate at least one (1) Investor Director pursuant to Section 2.1(a) or the Investor Stockholders hold at least one-sixth of the Purchased Shares issued on the Closing Date (as adjusted for stock dividends, splits, combinations and similar events, but not for conversion), the Company will deliver to such Investor Directors (or if none, the Designated Stockholder) the following information for distribution by such Investor Directors to the Designated Stockholder, in such manner and form as customarily provided to the Board:
     (i) on an annual basis and as soon as available (but no later than the Company’s December Board meeting or, if such meeting is not held or scheduled in December, at least 20 days before the beginning of each fiscal year), (A) an annual budget of the Company, (B) a business plan of the Company, and (C) financial forecasts for the next fiscal year of the Company, in each case in such manner and form customarily provided to the Board;
     (ii) on an annual basis and as soon as available (but no later than 60 days after the end of each fiscal year), annual financial and operating reports of the Company, in such manner and form customarily provided to the Board;
     (iii) on a quarterly basis and as soon as available (but in no event later than 35 days after the end of each quarter), quarterly financial and operating reports of the Company, in such manner and form customarily provided to the Board;
     (iv) on a monthly basis and as soon as available (but in no event later than 30 days after each month), monthly management and operating reports of the Company, in such manner and form customarily provided to the Board or, if not provided to the Board, in such manner and form customarily provided to the Company’s senior management; and
     (v) such other financial, management and operating reports reasonably requested by the Designated Stockholder.

          (b) In the event that the Company is no longer obligated to file an annual report on Form 10-K or quarterly report on Form 10-Q with the SEC but the Investor Directors are at such time entitled to receive information pursuant to Section 2.4(a), the Company shall deliver the following to the Investor Directors in such manner and form as customarily provided to the Board:
     (i) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, (A) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and followed promptly thereafter (to the extent not available) such financial statements shall be accompanied by the opinion of independent public accountants of recognized national standing selected by the Company’s Audit Committee, and (B) the Company’s business plan for the upcoming fiscal year and, if not previously provided, the prior fiscal year, in each case as approved by the Board; and
     (ii) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by GAAP.
          SECTION 2.5.   Confidentiality. Each Investor Stockholder agrees to (i) keep confidential all proprietary and non-public information regarding the Company and its Subsidiaries received pursuant to Section 2.4 and all Evaluation Material (as defined in the Confidentiality Agreement), whether through the Investor Directors or otherwise, and not to disclose or reveal any such information to any person other than those of its directors, general partner and officers (“Permitted Representatives”) who need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Investor Stockholder in the Subject Shares or Conversion Shares and to cause those Permitted Representatives to observe the terms of this Section 2.5, (ii) not to use such proprietary and non-public information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by the Investor Stockholder in the Subject Shares or Conversion Shares, and (iii) not to use such proprietary and non-public information in a manner that is competitive against or otherwise harmful to the Company; provided that nothing herein shall prevent such Investor Stockholder from disclosing any such information that (a) is or becomes generally available to the public in accordance with Law other than as a result of a disclosure by such Investor Stockholder or its Permitted Representatives or its Affiliates or subsidiaries or in violation of this Section 2.5 or any other confidentiality agreement between the Company and such Person or any other legal or fiduciary duty of such Person, (b) was within the Investor Stockholder’s possession or developed by it prior to being furnished with such information (provided that the source of such information was not known after reasonable inquiry by the Investor Stockholder to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information); (c) becomes available to the Investor Stockholder on a non-confidential basis from a source other than the Company (provided that such source is not known after reasonable inquiry by the Investor Stockholder to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information); or (d) is required to be disclosed by Law or Order (provided that prior to such disclosure, such Investor Stockholder shall, unless prohibited by Law or Order, promptly notify the Company of any such disclosure). To the extent that this Section 2.5 conflicts with the Confidentiality Agreement, this Section 2.5 shall govern, and the Confidentiality Agreement shall not apply.
          SECTION 2.6.   Investor Director Expenses. The Company shall reimburse each Investor Director for their reasonable out-of-pocket expenses incurred for the purpose of attending meetings of the Board or committees thereof in accordance with the Company’s current reimbursement policy.
          SECTION 2.7.   D&O Insurance. During the period that an Investor Director is a Director of the Board, such Investor Director shall be entitled to benefits under any director and officer insurance policy maintained by the Company to the same extent as any similarly situated Directors.
          SECTION 2.8.   Election of Directors; Quorum.
          (a) At every meeting of the stockholders of the Company, called, and at every postponement or adjournment thereof, each Investor Stockholder agrees to vote any and all Subject Shares or Conversion Shares entitled to be voted thereat, or to cause any such shares to be voted, in the manner recommended by the Board with respect to the election or removal of each Director other than an Investor Director. This Section 2.8 shall terminate when the Designated Stockholder is no longer entitled to designate or nominate any Investor Director pursuant to Section 2.1(a).
          (b) At every meeting of the stockholders of the Company called, and at every postponement or adjournment thereof, each Investor Stockholder agrees to cause any and all Subject Shares or Conversion Shares entitled to be voted thereat to be present in person or represented by proxy so that all such shares shall be counted as present for determining the presence of a quorum at such meetings.
ARTICLE III
TRANSFERS
          SECTION 3.1.   Transfer Restrictions.

          (a) No Investor Stockholder shall Transfer any Subject Shares or Conversion Shares, other than as expressly permitted by, and in compliance with, the other provisions of this Section 3.1.
          (b) On and after the 18 month anniversary of the Closing Date, an Investor Stockholder may transfer any or all of the Conversion Shares: (i) in a Transfer made in compliance with Rule 144 (or any successor provision) of the Securities Act, (ii) in a Public Offering, whether pursuant to Article IV or otherwise, or (iii) with the prior written consent of the Company.
          (c) Notwithstanding anything to the contrary herein, an Investor Stockholder may at any time Transfer any or all of its Subject Shares or Conversion Shares to any Permitted Transferee; provided that such Permitted Transferee (i) agrees to be bound jointly and severally with the assignor hereunder, (ii) agrees that the representations, warranties, covenants and other agreements made by the assignor herein shall be deemed to have been made by such Permitted Transferee, (iii) shall execute a counterpart to this Agreement, the execution of which shall constitute such Permitted Transferee’s agreement to the terms of this Section 3.1(c), and (iv) shall agree that such Permitted Transferee’s interests hereunder shall be represented by the Designated Stockholder with full authority to act on behalf of such Permitted Transferee. Subject to the foregoing, the Permitted Transferee shall be deemed an Investor Stockholder hereunder and shall be entitled to the rights, and subject to the obligations, contained herein.
          (d) Notwithstanding anything to the contrary herein, an Investor Stockholder may at any time Transfer any or all of its Conversion Shares pursuant to the Company’s stock repurchase program or any tender offer, exchange offer, merger, sale of the Company, reclassification, reorganization, recapitalization or other transaction, in each case if approved by the Board, in which all stockholders of the Company are offered, permitted or required to participate as holders of any of the Company’s Capital Stock.
          SECTION 3.2.   Legends.
          (a) Each certificate representing shares of Subject Shares and Conversion Shares will bear a legend conspicuously thereon to the following effect:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”
          (b) In the event that any Conversion Shares are Transferred in a Public Offering, the Company shall promptly, upon request, but in any event not later than is necessary in order to consummate the sale of such securities pursuant to such Public Offering, remove the legends set forth above in connection with such Transfer. In the event that any Conversion Shares are Transferred pursuant to Rule 144, the Company shall upon request and receipt of such representations and warranties with respect to such Transfer as the Company may reasonably request, promptly but in any event not later than is necessary in order to consummate the sale of such securities pursuant to Rule 144, remove the third sentence of the legends set forth above in connection with such Transfer.
          (c) Upon the termination of this Agreement, the Company shall promptly, upon request, deliver a replacement certificate not containing the third sentence of the legend set forth above.
ARTICLE IV
REGISTRATION RIGHTS
          SECTION 4.1.   Piggyback Registrations.
          (a) On or after the 18-month anniversary of the Closing Date, if the Company proposes to register Equity Securities under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes, and other than demand registrations pursuant to Section 4.2), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities of the same class of such Equity Securities for sale to the public under the Securities Act, it will, at each such time, give prompt written notice to the Designated Stockholder of its intention to do so and of the Holders’ rights under this Article IV. Upon the written request of the Designated Stockholder, on the behalf of all of the Holders, made within 15 days after the receipt of any such notice but in no event later than two (2) Business Days prior to the effectiveness of the registration statement as indicated in such notice (which request shall specify the Registrable Securities intended to be disposed of by each Holder), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof; provided that (i) if, at any time after giving written notice of its intention to register any Equity Securities, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to the Designated Stockholder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), and (ii) if such registration involves an underwritten offering, all Holders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings. If a registration requested pursuant to this Section 4.1 involves an underwritten offering, any Holder requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register all or any part of such securities in connection with such registration. Nothing in this Section 4.1 shall limit the right of any Holder to request the registration of the Registrable

Securities issuable upon conversion of the Subject Shares held by such Holder notwithstanding the fact that at the time of the request such Holder holds Preferred Stock and not Registrable Securities. The registration rights provided for in this Section 4.1 are in addition to, and not in lieu of, registrations made upon the demand of any Investor Stockholder in accordance with Section 4.2.
          (b) Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 4.1.
          (c) Priority in Piggyback Registrations. If a registration pursuant to this Section 4.1 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration would be likely to have an adverse effect on the success of such offering (including, without limitation, any impact on the selling price or the number of Equity Securities of the Company that any participant may sell) as contemplated by the Company (including the Registrable Securities), then the Company shall include in such registration (a) first, 100% of the securities the Company proposes to sell, and (b) second, to the extent of the amount of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the amount of Registrable Securities which the Holders have requested to be included in such registration, such amount to be allocated pro rata among all requesting Holders and other Persons entitled to piggyback registration rights on the basis of the relative amount of registrable securities then held by each such Person (provided that any such amount thereby allocated to any such Person that exceeds such Person’s request shall be reallocated among the remaining requesting Persons in a like manner).
          (d) Selection of Underwriters. If (i) a request for registration under this Section 4.1 involves an underwritten offering and (ii) 25% or more of the securities to be offered in such offering consists of Registrable Securities which the Company has been requested to register pursuant to this Section 4.1, then the holders of a majority of the Registrable Securities which the Company has been requested to register shall be entitled to select an investment banker, underwriter or manager to be a co-manager for such offering that is reasonably acceptable to the Company.
          SECTION 4.2.   Demand Registration.
          (a) On or after the 18-month anniversary of the Closing Date, upon the written request of the holders of at least 40% of the then outstanding Registrable Securities held by the Investor Stockholders (the “Demand Party”) requesting that the Company effect the registration under the Securities Act of all or part of such Demand Party’s Registrable Securities and specifying the amount and intended method of disposition thereof, including without limitation, if requested on or after the 24-month anniversary of the Closing Date, pursuant to a shelf registration statement utilizing Rule 415 of the Securities Act (or its successor provision), and thereupon will, as expeditiously as reasonably practicable, use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by the Demand Party; provided that in no event shall the Company be required to effect more than three (3) registrations pursuant to this Section 4.2;

provided, further, that in no event shall the Company be obligated to prepare and file any such registration statement or any supplemental prospectus with respect to a sale of Registrable Securities that would not obtain a minimum sales price of $25 million; provided, further, that the Company shall not be obligated to file a registration statement under this Section 4.2 within a period of 90 days after the effective date of any other registration statement for which the Holders exercised their rights under Section 4.1 or for which the Company filed pursuant to this Section 4.2; provided, further, that if all of the Registrable Securities held by a Holder (together with those of its Affiliates) can be sold without restriction under SEC Rule 144(k), the Company shall not be required to effect any registrations for such Holder pursuant to this Section 4.2 (but shall be required to maintain the effectiveness of any shelf registration statement as required by Section 4.3(b)). Nothing in this Section 4.2 shall limit the right of any Holder to request the registration of the Registrable Securities issuable upon conversion of the Subject Shares held by such Holder notwithstanding the fact that at the time of the request such Holder holds Series B Preferred Stock and not the Registrable Securities.
          (b) Registration Statement Form. Any registration requested pursuant to this Section 4.2 shall be effected by the filing of a registration statement on Form S-3 (or any successor or similar short-form registration statement), unless not permitted by the Securities Act at such time, in which case the Company shall select the registration statement form, subject to the Demand Party’s reasonable consent.
          (c) Expenses. The Company will pay all Registration Expenses in connection with registrations of Registrable Securities requested pursuant to this Section 4.2.
          (d) Effective Registration Statement. A registration requested pursuant to this Section 4.2 will not be deemed to have been effected unless: (i) it has become effective, (ii) if a registration statement has been filed but abandoned or withdrawn at the request of the Demand Party prior to effectiveness, other than an abandonment or withdrawal requested because of: (A) the stock price of the Company’s Common Stock falling 15% or more since the delivery of a request for registration pursuant to this Section 4.2 (provided that such registration shall be deemed to have been effected, unless (x) the Holders participating in the registration reimburse the Company for Registration Expenses incurred or payable by the Company up until the receipt of notice of an abandonment or withdrawal pursuant to this clause (A) and for the withdrawal of the registration statement, and (y) a Demand Party has not previously requested abandonment or withdrawal of a registration pursuant to this clause (A) (it being understood that an abandonment or withdrawal pursuant to this clause (A) may be made only once)), (B) the delivery of a postponement notice pursuant to Section 4.2(g), (C) a material adverse change in the Company’s and its Subsidiaries’ prospects, business, operations, properties, assets, liabilities, financial condition or results of operations, or (D) the discovery of materially adverse or undisclosed information concerning the Company or its Subsidiaries, or (iii) with respect to only a shelf registration statement that the SEC determines is not in compliance with Rule 415(a)(2), at least one share of Registrable Securities registered thereunder has been sold.
          (e) Selection of Underwriters. If a requested registration pursuant to this Section 4.2 involves an underwritten offering, the investment bankers, underwriters and managers for such registration shall be selected by the Holders of a majority of the Registrable Securities which the Company has been requested to register; provided, however, that such selection of investment bankers, underwriters and managers shall be subject to the reasonable approval by the Company.
          (f) Priority in Demand Registrations; Right to Abandon or Withdraw. If a requested registration pursuant to this Section 4.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities to be included in such registration (including securities of the Company which are not Registrable Securities) would be likely to have an adverse effect on the success of such offering (including, without limitation, any impact on the selling price or the number of Equity Securities of the Company that any participant may sell) as contemplated by the Holders, then the Company shall include in such registration (i) first, 100% of the Registrable Securities requested to be included in such registration by the Demand Party, but only to the extent that the managing underwriter believes that all such Registrable Securities can be sold in such offering without having the adverse effect referred to above (or, if the managing underwriter believes that all such Registrable Securities cannot be sold in such offering without having such an adverse effect and the Demand Party does not exercise its right set forth in the final sentence of this clause (f), such lesser number of Registrable Securities as specified by the Demand Party) and (ii) second, to the extent the managing underwriter believes additional securities can be sold in the offering without having the adverse effect referred to above, the securities the Company proposes to sell up to the number of securities that, in the opinion of such managing underwriter, can be sold without having such an adverse effect. If the managing underwriter of any underwritten offering shall advise the Holders participating in a registration pursuant to this Section 4.2 that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to the Demand Party or that all of the Registrable Securities requested to be included in a registration by a Demand Party pursuant to this Section 4.2 cannot be sold in the manner requested, then the Demand Party shall have the right to notify the Company that it has determined that the registration statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement; provided that the Company shall remain liable for any expenses pursuant to Section 4.2(c).
          (g) Postponement in Requested Registrations or Sales.
     (i) Notwithstanding Section 4.2(a), if the Company receives a request for registration pursuant to this Section 4.2, at a time when (A) the Company has commenced, or has a bona fide intention to commence, a public or Rule 144A securities offering transaction, (B) registration of the Registrable Securities would, in the good faith judgment of the executive officers of the Company (after consultation with counsel), impede, delay or otherwise interfere with any pending or contemplated material acquisition, corporate reorganization or similar material transaction, or (C) non-public material information not otherwise then required by Law to be publicly disclosed regarding the Company exists, the immediate disclosure of which would in the good faith judgment of the executive officers of the Company (after consultation with counsel) be disadvantageous in any material respect to the Company, then the Company may postpone the filing (but not the preparation) of a registration statement required by this Section 4.2 for up to ninety (90) days; provided that the Company shall at all times in good faith use its reasonable best efforts to cause any registration statement required by this Section 4.2 to be filed as soon as possible thereafter; provided, further, that the

Company shall not be permitted to postpone registration pursuant to this Section 4.2(g) for more than 180 days in any 360-day period; and provided, further, that the Company shall make prompt and adequate disclosure of any material information required to be disclosed from time to time in accordance with Law and NASDAQ rules.
     (ii) Notwithstanding Section 4.2(a), the Company may suspend sales under a shelf registration statement or a registration statement pursuant to which Registrable Securities are not immediately sold after the effectiveness thereof at a time when (A) the Company has commenced, or has a bona fide intention to commence, a public or Rule 144A securities offering transaction, (B) sale of the Registrable Securities would, in the good faith judgment of the executive officers of the Company (after consultation with counsel), impede, delay or otherwise interfere with any pending or contemplated material acquisition, corporate reorganization or similar material transaction or (C) non-public material information not otherwise then required by Law to be publicly disclosed regarding the Company exists, the immediate disclosure of which would in the good faith judgment of the executive officers of the Company (after consultation with counsel) be disadvantageous in any material respect to the Company, for up to sixty (60) days in any 90-day period, but no more than a total of 180 days in any 360-day period and no more than three (3) times in any 360-day period; provided that the Company shall make prompt and adequate disclosure of any material information required to be disclosed from time to time in accordance with Law and NASDAQ rules.
     (iii) Prior to the sale of any shares pursuant to a shelf registration statement, the Holders shall give reasonable prior written notice of such sale to the Company, but in any event at least two (2) Business Days prior notice, which notice may contemplate possible sales by the Holder over a period of time not to exceed one (1) week but need not specify the number of Registrable Securities to be sold, the method of distribution or proposed purchaser or underwriter. Delivery of such notice shall not obligate the Holders to consummate such sale. Any sale pursuant to a shelf registration statement must be for an amount of Registrable Securities which, based on the good faith determination of the Holders, will result in gross proceeds of at least $25 million. Notwithstanding anything to the contrary, once all of the Registrable Securities of a Holder (together with those of its Affiliates) can be sold under SEC Rule 144(k), all of the Holders may only effect, in the aggregate, two (2) sales pursuant to a then existing shelf registration statement (provided that the Holders agree to only make a request for such a sale with the prior consent of the Designated Stockholder), and thereafter the Company shall not be obligated to keep such shelf registration statement effective or to renew such self registration statement.
     (iv) The Company shall promptly give the Holders requesting registration thereof pursuant to this Section 4.2 prior written notice of any postponement made in accordance with clauses (i) or (ii). If the Company gives the Holders such a notice pursuant to clause (i), the Holders shall have the right, within 15 days after receipt thereof, to withdraw their request, in which case such request will not be counted for purposes of this Section 4.2.

          (h) Additional Rights. If the Company at any time grants to any other holders of Capital Stock any rights to request the Company to effect the registration under the Securities Act of any such shares of Capital Stock on terms materially more favorable to such holders than the terms set forth in this Article IV, the terms of this Article IV shall, with the consent of the Holders, be deemed amended or supplemented to the extent necessary to provide the Holders hereunder such more favorable rights and benefits. The Company shall provide the Holders prior written notice of any such deemed amendment or supplement to the terms of this Article IV.
          SECTION 4.3.   Registration Procedures. If and whenever the Company is required to effect a registration of any Registrable Securities as provided in this Agreement, the Company will promptly:
          (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause a registration statement with respect to a demand registration pursuant to Section 4.2 to become effective within ninety (90) days of the initial filing;
          (b) prepare and file with the SEC such amendments and supplements to such registration statement (including Exchange Act documents incorporated by reference into the registration statement) and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of 90 days (or such longer period as may be requested by the Holders in the event of a shelf registration statement) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that before filing a registration statement or prospectus or any amendments or supplements thereto in accordance with Sections 4.3(a) or this Section 4.3(b), the Company will furnish to counsel selected pursuant to Section 4.8 hereof copies of all documents proposed to be filed, which documents will be subject to the review of such counsel reasonably in advance of any filing to permit a reasonable opportunity to review and comment in light of the circumstances;
          (c) furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other similar documents as such seller may reasonably request necessary to facilitate the disposition of the Registrable Securities by such seller;
          (d) use its reasonable best efforts to comply with all applicable securities laws in the United States and register or qualify such Registrable Securities covered by such registration in such jurisdictions in the United States as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to, subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;
          (e) notify each seller of any such Registrable Securities covered by such registration statement promptly if the Company becomes aware that the prospectus included in such registration statement, as then in effect, or the registration statement includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, subject to Section 4.2(g), at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
          (f) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;
          (g) (i) use its reasonable best efforts to list such Registrable Securities on NASDAQ (or any securities exchange on which the Common Stock is then listed if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange); and (ii) use its best efforts to provide for a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
          (h) in connection with an underwritten offering pursuant to a demand registration pursuant to Section 4.2, enter into an underwriting agreement in customary form, which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for, the provisions of Section 4.6 hereof, and take such other actions as the managing underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;
          (i) in connection with an underwritten offering pursuant to a demand registration pursuant to Section 4.2, obtain a “cold comfort” letter or letters from the Company’s independent public accounts in customary form and covering matters of the type customarily covered by “cold comfort” letters provided to sellers of securities as the seller or sellers of a majority of shares of such Registrable Securities shall reasonably request;
          (j) make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the “due diligence” of such seller or such underwriter with respect to such registration statement, subject to the execution of a mutually acceptable confidentiality agreement;
          (k) promptly notify counsel (selected pursuant to Section 4.8 hereof) for the Holders of Registrable Securities included in such registration statement and the managing underwriter or agent and confirm such notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request by the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;
          (l) make reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;
          (m) (i) if requested by the managing underwriter or agent or any Holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such Holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent; and (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;
          (n) cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such Holders may reasonably request;
          (o) in connection with an underwritten offering pursuant to a demand registration pursuant to Section 4.2, obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and scope for sellers of securities;
          (p) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD; and

          (q) use its reasonable best efforts to make available the executive officers of the Company for a seven (7) Business Day period, to participate and to cooperate with the Holders of Registrable Securities and any underwriters in any “road shows” or other selling efforts, in each case in the United States, that may be reasonably requested upon reasonable notice thereof by the Holders in connection with a firm commitment underwritten offering for the Registrable Securities with a minimum sales price of $75 million with respect to a registration statement effected pursuant to Section 4.2 other than a shelf registration statement.
          SECTION 4.4.   Information Supplied. It shall be a condition precedent to the obligations of the Company to take any action to register the Registrable Securities held by any seller of Registrable Securities as to which any registration is being effected that such seller shall furnish the Company with such information regarding such seller that is pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request. Each Holder agrees to promptly furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not misleading.
          SECTION 4.5.   Restrictions on Disposition. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.3(e), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.3(e). In the event the Company shall give any such notice, the period mentioned in Section 4.3(b) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.3(e) and to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4.3(e).
          SECTION 4.6.   Indemnification.
          (a) In the event of any registration of any securities of the Company pursuant to Section 4.1 or 4.2, the Company shall, and it hereby does, indemnify and hold harmless, to the extent permitted by law, any Holder who is selling Registrable Securities covered by such registration statement, each Person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (hereinafter referred to as a “controlling person”) and their respective directors, officers, members or general and limited partners, each Person who participates as an underwriter in the offering or sale of such securities and each controlling person of the underwriter (collectively, the “Seller Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof (“Claims”) and expenses (including reasonable attorney’s fees and reasonable expenses of investigation) to which such Seller Indemnified Party may become subject under the Securities Act, Law, Order or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided that the Company shall not be liable to any Seller Indemnified Party in any such case to the extent that any such Claim or expense arises out of, relates to or is based upon (i) any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or behalf of such seller specifically stating that it is for use in the preparation thereof or (ii) any Claims where the Company had previously furnished copies of a prospectus, amendment or supplement to the sellers or the underwriter prior to the written confirmation of sale that corrected such untrue statement, alleged untrue statement, omission or alleged omission made in such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Seller Indemnified Party and shall survive the transfer of Registrable Securities by any seller.
          (b) In the event of any registration of any Holder’s securities of the Company pursuant to Section 4.1 or 4.2, each such Holder shall, and it hereby does, indemnify and hold harmless, to the extent permitted by law, the Company, each controlling person of the Company, and their respective directors, officers, members or general and limited partners and each underwriter and their controlling persons to the same extent as the foregoing indemnity from the Company to the Seller Indemnified Parties, but only with respect to Claims to which such indemnified party may become subject under the Securities Act, Law, Order or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon any untrue statement or alleged untrue statement of any material fact contained, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto to the extent such statement or omission is contained in any information relating to such Holder furnished in writing by such Holder expressly for use in preparation of the registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 4.1 or 4.2 herein, that the Company shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold harmless in the same manner and to the same extent as set forth above with respect to information so furnished in writing such Persons specifically for inclusion. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of securities by any seller. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.
          (c) Promptly after receipt by a Person entitled to indemnification pursuant to Section 4.6 (an “Indemnified Party”) hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 4.6, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 4.6, except to the extent that the indemnifying party is prejudiced in any material respect by such failure to give notice. In case any such action or proceeding is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment, based upon advice of counsel, a conflict of interest between such indemnified and indemnifying parties may exist in respect of such action or proceeding (in which case the Indemnified Party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any reasonable expenses therefor (but in no event will bear the expenses for more than one firm of counsel for all Indemnified Parties in each jurisdiction who shall, with respect to Seller Indemnified Parties, be approved by the majority of the participating Holders in the registration in respect of which such indemnification is sought), the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation and shall have no liability for any settlement made by the Indemnified Party without the consent of the indemnifying party, such consent not to be unreasonably withheld. No indemnifying party will settle any action or proceeding or consent to the entry of any judgment without the prior written consent of the Indemnified Party, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnified Party from all liability in respect of such action or proceeding and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such Indemnified Party and does not otherwise adversely affect such Indemnified Party, other than as a result of the imposition of financial obligations for which such Indemnified Party will be indemnified hereunder. An Indemnified Party may not settle any action or proceeding or the entry of any judgment without the prior written consent of the indemnifying party.
          (d) (i) If the indemnification provided for in this Section 4.6 from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this

Section 4.6(d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding; and (ii) the parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.6(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
          (e) Indemnification similar to that specified in this Section 4.6 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Law or with any governmental authority other than as required by the Securities Act.
          (f) The obligations of the parties under this Section 4.6 shall be in addition to any liability which any party may otherwise have to any other party.
          SECTION 4.7.   Required Reports. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make available such information), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.
          SECTION 4.8.   Selection of Counsel. In connection with any registration of Registrable Securities pursuant to Sections 4.1 and 4.2 hereof, the Holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all Holders of Registrable Securities covered by such registration; provided, however, that in the event that the counsel selected as provided above is also acting as counsel to the Company in connection with such registration, a majority of the remaining Holders shall be entitled to select one additional counsel to represent all such remaining Holders.
          SECTION 4.9.   Participation in Underwritten Registrations; Holdback Agreement. No Holder may participate in any registration in connection with an underwritten public offering hereunder unless such Holder agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and completes and executes all reasonable questionnaires, powers of attorney, underwriting agreements, hold-back agreement letters and other documents customarily required under the terms of such underwriting arrangements. In connection with any underwritten public offering, each Holder (whether or not such Holder’s shares are to be included in the registration statement) agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Equity Security of the Company during the 14-day period prior to, and for the ninety (90) days after, the effective date of the registration statement for such offering (or such lesser period as the managing underwriters may require or permit), except for such Equity Securities to be included in such offering. The Company hereby also agrees to use its reasonable best efforts to have each of its Affiliates who purchased an Equity Security from the Company (at any time other than in a public offering) to so agree.
          SECTION 4.10.   No Inconsistent Agreements. The Company represents and warrants that it is not a party to a Contract which conflicts with or limits or prohibits the exercise of the rights granted to the Holders of Registrable Securities in this Article IV.
          SECTION 4.11.   Termination of Registration Rights. The rights of any Investor Stockholder under this Article IV shall terminate at such time as such Investor Stockholder ceases to hold any Registrable Securities.
ARTICLE V
CERTAIN COVENANTS
          SECTION 5.1.   Pre-Emptive Rights.
          (a) Until such time as the Designated Stockholder is no longer entitled to designate or nominate at least one (1) Investor Director pursuant to Section 2.1(a), the Company shall not issue any Equity Securities to any Person, unless the Company first offers the right (the “Pre-Emptive Right”) to each Investor Stockholder to purchase such Equity Securities at the same price per security (payable in cash) and otherwise upon the same terms and conditions as those offered to such Person in accordance with the procedures set forth in this Section 5.1; provided that Pre-Emptive Rights shall not be applicable to the issuance of Equity Securities: (i) in a Public Offering, (ii) as consideration pursuant to the terms of an Approved Transaction, (iii) pursuant to the terms of an Approved Stock Plan, (iv) pursuant to a stock split, stock dividend or similar transaction in which all holders of Common Stock are treated equally on a pro rata basis, or (v) pursuant to the conversion, exchange or exercise of an Equity Security that is either (x) outstanding on the date hereof substantially in accordance with the terms in effect on the date hereof or (y) outstanding after the date hereof as long as, in the case of clause (y), the Investor Stockholders have had an opportunity to exercise their Pre-Emptive Rights with respect to the underlying Equity Security or such Equity Security was issued pursuant to clause (i), (ii), (iii) or (iv) of this sentence. For purposes of clarity, the parties agree that the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock and the Series B Preferred Stock shall not be subject to the Pre-Emptive Rights.
          (b) The Company shall send a written notice (the “Pre-Emptive Rights Notice”) to the Designated Stockholder, on behalf of each Investor Stockholder, stating the number of Equity Securities to be offered, a description of such Equity Securities if not Common Stock, the price and terms on which it proposes to offer such Equity Securities (including a description of any non-cash consideration sufficiently detailed to permit a valuation thereof), and a reference to the Investor Stockholders’ Pre-Emptive Rights hereunder.
          (c) Within fifteen (15) days after the delivery of the Pre-Emptive Rights Notice, the Designated Stockholder may elect, on behalf of the Investor Stockholders, by written notice to the Company, to purchase such Equity Securities, at the price and on the terms specified in the Pre-Emptive Rights Notice (or, if such price includes non-cash consideration, an amount of cash equal to the fair market value of such non-cash consideration), up to an amount (such amount, the “Pre-Emptive Amount”) equal to the product of the number of Equity Securities of each class offered for sale by the Company multiplied by a fraction, the numerator of which is the number of shares of Common Stock held by the Investor Stockholders and the denominator of which is the number of shares of Common Stock held by all of the holders of outstanding Equity Securities after giving effect to full exercise and conversion thereof on the date of the Pre-Emptive Rights Notice. Such exercise notice will set forth the number of Equity Securities of each class being purchased by each Investor Stockholder, which, for the avoidance of doubt, in the aggregate for all Investor Stockholders may not exceed the Pre-Emptive Amount.
          (d) The Company may offer the Equity Securities specified in the Pre-Emptive Rights Notice in excess of the Pre-Emptive Amount, if any, to any Person or Persons at a price not less than, and on terms no more favorable to such offerees than, those set forth such Pre-Emptive Rights Notice, at any time after the Pre-Emptive Rights Notice is sent but on or before the 105th day after the Pre-Emptive Rights Notice was sent. In addition, during the 90-day period beginning fifteen (15) days after the Pre-Emptive Rights Notice was sent, the Company may offer any Equity Securities of the Pre-Emptive Amount that are not elected to be purchased by the Investor Stockholders to any Person or Persons at a price not less than, and on terms no more favorable to such offerees than, those specified in the Pre-Emptive Rights Notice.
          (e) The closing of the purchase of Equity Securities by the Investor Stockholders pursuant to this Section 5.1 shall occur as promptly as practicable following the notice of the Designated Stockholder on behalf of the Investor Stockholders to exercise their Pre-Emptive Right; provided that such closing shall be subject to and shall occur not later than concurrently with the closing of the purchase of Equity Securities by such offeree. The closing of the purchase of Equity Securities by the Investor Stockholders pursuant to this Section 5.1 shall be also subject to the receipt of any necessary regulatory approvals, the expiration of any required waiting periods and applicable Law. Unless otherwise set forth in writing by the Company, the Company shall have no obligation to consummate the issuance to such third-party offerees giving rise to the Pre-Emptive Rights.
          SECTION 5.2.   Regulatory Matters.
     (a) If necessary, the Company shall promptly make any and all filings which it is required to make under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), for the conversion of the Subject Shares into the Conversion Shares, and the Company agrees to furnish the Designated Stockholder, on behalf of the Investor Stockholders, with such necessary information and reasonable assistance as the Investor Stockholders may reasonably request in connection with its preparation of any necessary filings or submissions to the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice, including, without limitation, any filings or notices necessary under the HSR Act. Any such actions, if necessary, shall be taken by the Company three months prior to the first date on which the Investor Stockholders are first able to convert the Subject Shares into the Conversion Shares and at such times thereafter as the Designated Stockholder shall reasonably request.

          (b) Without limitation of the foregoing, each of the parties hereto shall use their commercially reasonable efforts to give such notices and obtain all other authorizations, consents, orders and approvals of all governmental authorities and other third parties, including the NASD or NASDAQ, that may be or become necessary for the performance of its obligations pursuant to this Agreement or the Certificate of Designation and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.
          (c) The Company shall pay all expenses and fees payable to governmental authorities or other third parties, including the NASD or NASDAQ, in connection with the filings made pursuant to this Section 5.2.
          SECTION 5.3.   Common Stock Repurchases. The Company hereby agrees not to effect any repurchases or redemptions of shares of Common Stock at any time at which the result of such repurchases or redemptions would be to cause the Subject Shares or the Conversion Shares held by the Investor Stockholders on an as converted basis to trigger a change of control provision pursuant to any material contract of the Company.
          SECTION 5.4.   Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder. Without limitation to the foregoing, the Company shall use its reasonable best efforts to comply with NASDAQ rules without causing an adjustment to the rights of the Designated Stockholder or Investor Stockholders hereunder or under the Certificate of Designation.
          SECTION 5.5.   Standstill. Until the date is one year following the earlier to occur of the time that (x) the Designated Stockholder irrevocably waives the rights set forth in Section 2.4 and is no longer entitled to designate or nominate at least one (1) Investor Director pursuant to Section 2.1(a) or (y) the Designated Stockholder is no longer entitled to the rights set forth in Section 2.4, unless specifically invited in writing by the Company, neither any Investor Stockholder, any current or former Elevation Entity, nor any Investor Stockholder’s (1) current or former members, officers, directors or partners or (2) current employees, agents, advisors or controlled Affiliates (collectively “Representatives”) will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its Subsidiaries or controlled Affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of its Subsidiaries or controlled Affiliates or assets of the Company or its Subsidiaries or controlled Affiliates constituting a significant portion of the consolidated assets of the Company, its Subsidiaries or controlled Affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Subsidiaries or controlled Affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company or any of its controlled Affiliates (provided that this clause (a) shall not affect or limit a Transfer made in accordance with Section 3.1(d)); (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company or otherwise act in concert with any Person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board or policies of the Company or to obtain representation on the Board (provided that this clause (c) shall not affect or limit (x) an Investor Director’s actions in the exercise of such Investor Director’s fiduciary duties as a Director in and of itself or (y) the exercise in and of itself of the Designated Stockholder’s or Investor Stockholders’ rights or obligations set forth in this Agreement); (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Each Investor Stockholder also agrees during such period not to request that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence). To the extent that this Section 5.5 conflicts with the Confidentiality Agreement (as defined in the Purchase Agreement), this Section 5.5 shall govern, and the Confidentiality Agreement shall not apply.
ARTICLE VI
MISCELLANEOUS
          SECTION 6.1.   No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Investor Stockholder covenant, agree and acknowledge that no recourse under this Agreement, other than the matters set forth Sections 2.5 and 5.5, or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, stockholder, partner or member of the Investor Stockholders or of any of their Affiliates, assignees or Transferees, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law or Order, it being further expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, stockholder, partner or member of the Investor Stockholders or of any of their Affiliates, assignees or Transferees as for any obligation of the Investor Stockholders under this Agreement, other than the matters set forth Sections 2.5 and 5.5, or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of, or by reason of, such obligations or their creation; provided that, for purposes of clarity, if any of the foregoing Persons is a party hereto as an Investor Stockholder, such Person shall be bound by the agreements and obligations of this Agreement as, and to the extent such Person is, an Investor Stockholder.
          SECTION 6.2.   Termination.
          (a) Except to the extent provided with respect to specific provisions hereof, this Agreement shall terminate, except for this Article VI and Sections 2.5 and 4.6 which shall survive such termination and Section 5.5 which shall survive in accordance with its terms, as follows: (i) with respect to a particular Investor Stockholder, on the date that such Investor Stockholder no longer beneficially owns any Subject Shares or Conversion Shares, (ii) when there is no longer any Investor Stockholder that is a party to this Agreement, and (iii) upon the written consent of the parties hereto in such number and manner required for amendments hereto as provided in Section 6.8.
          (b) The termination of this Agreement will not relieve any party for any liability arising from a breach of representation, warranty, covenant or other agreement occurring prior to such termination.
          SECTION 6.3.   Expenses. Except as otherwise provided herein (and except as provided in the Preferred Stock Purchase Agreement), all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that the Company shall reimburse each Elevation Entity and its Representatives for reasonable out-of-pocket expenses incurred by them in connection with monitoring their investment in the Subject Shares and Conversion Shares that have been pre-approved by the Company and in an amount not to exceed $50,000 in the aggregate in any year.
          SECTION 6.4.   Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned without the prior written consent of the other parties, except that the Investor Stockholders may assign their rights and obligations without such consent if made in accordance with Section 3.1(c).
          SECTION 6.5.   No Third Party Beneficiaries. Except as specifically provided in Sections 2.6, 2.7, 4.6 and 6.1 (with respect to which the Investor Directors, Indemnified Parties and Investor Indemnitees named therein shall be third party beneficiaries of such provisions), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto or otherwise create any third-party beneficiary hereto.
          SECTION 6.6.   Entire Agreement. This Agreement (including any schedules or exhibits hereto), together with the Preferred Stock Purchase Agreement and the Certificate of Designation, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
          SECTION 6.7.   Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          SECTION 6.8.   Amendment and Waiver. No amendment, waiver or other modification of, or consent under, any provision of this Agreement shall be effective against the

Company or any Investor Stockholder unless such amendment, waiver, modification or consent is approved in writing by the Company and the Designated Stockholder; provided that an Investor Stockholder may waive any rights or provide consent with respect to itself; provided that notwithstanding the foregoing, the addition of a Transferee as a party hereto in accordance with the terms of Section 3.1(c) shall not constitute an amendment hereto and need be signed only by such Transferee. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.
          SECTION 6.9.   Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Investor Stockholders’ part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
          SECTION 6.10.   Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile or e-mail if sent during normal business hours of the recipient, if not, then on the next business day; or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent, with respect to the Company and the Investor Stockholders, to their respective addresses specified in the Preferred Stock Purchase Agreement (or at such other address as any such party may specify by like notice).
          SECTION 6.11.   Intepretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall include all amendments of the same and any successor or replacement statutes and regulations as of the date hereof. All references to agreements shall mean such agreement as may be amended or otherwise modified from time to time. Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          SECTION 6.12.   Governing Law; Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement shall be governed in all respects by the Laws of the State of New York. Any disagreement, issue, dispute, claim, demand or controversy arising out of or relating to this Agreement (each, a “Dispute”) shall be brought in the United States District Court for the Southern District of New York in New York, New York or any New York State court sitting in New York, New York, so long as one of such courts shall have subject matter jurisdiction over such Dispute. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Dispute and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Dispute in any such court and that any such Dispute which is brought in any such court has been brought in an inconvenient forum. Process in any such Dispute may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.10 shall be deemed effective service of process on such party.
          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 6.13.   Specific Performance; No Special Damages. (a) The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.
          (b) Each party agrees that there shall be no special, exemplary, punitive or multiple damages connected with or resulting from any breach of this Agreement, or actions undertaken in connection with or related hereto, including any such damages which are based upon breach of contract, tort, breach of warranty, strict liability, statute, operation of law or any other theory of recovery, except to the extent such damages are actually paid by a party hereunder to a third party, and hereby waives any rights to claim such damages. For purposes of clarity, the foregoing does not exclude consequential, indirect or incidental damages. Notwithstanding anything to the contrary in the foregoing, no damages (including lost profits) based on potential appreciation of the value of the Common Stock, of hypothetical investment returns or of potential alternative investments shall be taken into account in determining the amount of damages.

          SECTION 6.14.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
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          IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

HOMESTORE, INC.

By:	/s/ Allan P. Merrill

Name: Allan P. Merrill
Title: EVP

ELEVATION PARTNERS, L.P.

By:	Elevation Associates, L.P.,
As General Partner

By: Elevation Associates, LLC,
As General Partner

By:	/s/ Fred Anderson

Name: Fred Anderson
Title: Manager

ELEVATION EMPLOYEE SIDE FUND, LLC

By:	/s/ Fred Anderson

Name: Fred Anderson
Title: Manager
[Stockholders Agreement]